SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BlackRock ESG Capital Allocation Term Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Ravi Bhasin

Ilya Gurevich

Richard Thiemann

Emmanuel Werthenschlag

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On July 3, 2023, Saba Capital Management, L.P. issued a press release, reproduced here as Exhibit 1. Boaz R. Weinstein posted the tweets attached hereto as Exhibit 2 to his twitter account.

Exhibit 1

 Leading Independent Proxy Advisory Firm ISS Supports Saba Capital’s Case for Change at Three BlackRock

Closed-End Funds

ISS Recommends ECAT Shareholders Vote FOR the Election of Saba Nominee Ilya Gurevich on the GOLD Proxy Card and DO NOT VOTE on All Incumbent Directors (Cynthia L. Egan, Lorenzo A. Flores, Stayce D. Harris and Catherine A. Lynch) on BlackRock’s WHITE Proxy Card

ISS Recommends BIGZ Shareholders Vote FOR the Election of Saba Nominee Ilya Gurevich and Vote FOR All of Saba’s Shareholder Proposals on Corporate Governance on the GOLD Proxy Card and DO NOT VOTE on All Incumbent Directors (Cynthia L. Egan, Lorenzo A. Flores, Stayce D. Harris and Catherine A. Lynch) on BlackRock’s WHITE Proxy Card

ISS Recommends BFZ Shareholders WITHHOLD on Incumbent Director R. Glenn Hubbard on BlackRock’s WHITE Proxy Card

New York, NY – July 3, 2023 – Saba Capital Management, L.P. (“Saba” or “we”), a significant shareholder of the BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT) (“ECAT”), the BlackRock Innovation and Growth Term Trust (NYSE: BIGZ) (“BIGZ”) and the BlackRock California Municipal Income Trust (NYSE: BFZ) (“BFZ”) (collectively, the “Funds”), today announced that Institutional Shareholder Services Inc. (“ISS”) has supported its case for change at the aforementioned closed-end funds advised by BlackRock, Inc. (“BlackRock”). In its reports, ISS made the following recommendations:

•	ISS recommends ECAT shareholders vote FOR the election of Saba nominee Ilya Gurevich on the GOLD proxy card and DO NOT VOTE on all incumbent directors (Cynthia L. Egan, Lorenzo A. Flores, Stayce D. Harris and Catherine A. Lynch) on BlackRock’s WHITE proxy card at the 2023 Annual Meeting of Shareholders, which is scheduled to be held on July 10, 2023.

•	ISS recommends BIGZ shareholders vote FOR the election of Mr. Gurevich and FOR all of Saba’s shareholder proposals on corporate governance on the GOLD proxy card and DO NOT VOTE on all incumbent directors (Ms. Egan, Mr. Flores, Ms. Harris and Ms. Lynch) on BlackRock’s WHITE proxy card at the 2023 Annual Meeting of Shareholders, which is scheduled to be held on July 10, 2023.

•	ISS recommends that BFZ shareholders WITHHOLD support for long-time incumbent director and board chair R. Glenn Hubbard on BlackRock’s WHITE proxy card – recognizing his responsibility for BFZ’s corporate governance deficiencies – at the 2023 Annual Meeting of Shareholders, which is scheduled to be held on July 10, 2023.

Paul Kazarian, Partner and Portfolio Manager of Saba, commented:

“ISS agrees that immediate boardroom change is required at ECAT, BIGZ and BFZ. We are glad that ISS shares our concerns about the Funds’ corporate governance abuses that violate BlackRock’s own Investment Stewardship Guidelines. As a self-proclaimed leader in corporate governance, it is hypocritical for BlackRock to disregard the ESG standards that it has set as an investor and to which it purports to hold companies accountable.

Across each of these three funds, BlackRock’s hand-picked directors have taken extreme steps to stifle the will of shareholders. They have (1) prohibited bylaw amendments by shareholders, (2) maintained classified board structures, (3) required a majority of the outstanding vote in contested elections, and (4) failed to opt out of the Delaware control share acquisition statute. BlackRock has also (5) flouted its own views on individuals who are ‘overboarded’ by keeping in place directors who also serve as fiduciaries of dozens of other publicly listed companies.

We believe that the best path to address the Funds’ egregious and long-term underperformance is through immediate boardroom change. On behalf of all ECAT, BIGZ and BFZ shareholders, Saba is committed to improving corporate governance and closing the Funds’ discounts to NAV in order to enhance value for the benefit of all shareholders. We will do everything in our power to achieve these goals.”

ISS Commentary on ECAT

In its full report on ECAT, ISS affirmed Saba’s case for boardroom change and agreed with Saba’s concerns regarding the Fund’s corporate governance abuses and significant underperformance since its IPO1:

•	“Since its 2021 IPO through the advent of the dissident's campaign, the fund's total shareholder return and discount to NAV have underperformed peers. In addition, the fund's corporate governance features several abusive practices. In light of these factors, the dissident has made a case for significant change.”

•	“The fund's corporate governance structure includes numerous policies and practices that do not align with the best interests of shareholders. For example, the board is classified, shareholders do not have the right to amend the bylaws, and there is a worst-of-all-worlds vote standard for director elections […] The vote standard for director elections is particularly egregious, as it can function as an entrenchment mechanism.”

•	“Ilya Gurevich has over 25 years of experience in financial services and is currently working in this field […] Gurevich can credibly claim to understand the perspective of ECAT's retail shareholder base from his work as a retirement planner. The board has not offered any substantive criticisms of his background or experience […] As such, a vote for Gurevich is warranted on the dissident (GOLD) card.”

ISS Commentary on BIGZ

In its full report on BIGZ, ISS affirmed Saba’s case for boardroom change and agreed with Saba’s concerns regarding the Fund’s corporate governance abuses, operational deficiencies and discount to NAV:

•	“BIGZ completed its IPO in March 2021. Since then, share price has declined more than 60 percent, erasing billions in market capitalization. TSR has been disappointing by any objective measure, and the discount to NAV is concerning. At the same time, all distributions have derived from a return of capital, and operational woes have only been compounded by corporate governance deficiencies.”

•	“In mid-2022, BIGZ began regularly trading at a 15-20 percent discount. Later in the year, valuation deteriorated further, and BIGZ reached an all-time worst NAV discount of nearly 25 percent in December.”

•	“BIGZ not only has a classified board, but there is an elevated probability of a failed vote at this meeting due to the majority standard in contested director elections. These and other provisions disenfranchise shareholders and entrench leadership.”

•	“Ilya Gurevich has over 25 years of ongoing experience with financial services […] he can credibly claim to understand the perspective of BIGZ's retail shareholder base, given that he has been an active retirement planner for over a decade. Moreover, the board has not offered any substantive criticisms of his background or experience […] As such, a vote for Ilya Gurevich is warranted.”

__________________

1 Permission to quote ISS was neither sought nor obtained.

ISS Commentary on BFZ

In its full report on BFZ, ISS affirmed Saba’s case for boardroom change and agreed with Saba’s concerns regarding BIGZ’s corporate governance deficiencies, including the Fund’s classified board structure and restrictive Delaware control share acquisition statute provision:

•	“The corporate governance structure at BFZ includes numerous policies and practices that do not align with the best interests of shareholders. For example, the board is classified, the vote standard for director elections is a plurality in all cases, and shareholders do not have the right to amend, repeal, or otherwise change the bylaws […] although the board has engaged in proactive refreshment over the past several years, shareholder support in director elections has remained abnormally low.”

•	“As a Delaware statutory trust registered as a CEF, BFZ is subject to the control beneficial interest acquisition provisions of the DE Statutory Trust Act, which is among the most restrictive control share acquisition statutes in the nation.”

•	“Among the incumbent directors on ballot, Glenn Hubbard is most responsible for BFZ's corporate governance deficiencies, as he has been a director for over 15 years, is the board chair, and is a member of the governance and nominating committee. He is therefore a logical target for shareholders that are frustrated with the board’s management of the Delaware control share acquisition statute at this meeting. […] As such, a WITHHOLD from Hubbard on the management card is warranted.”

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners
Greg Marose / Kate Sylvester, 646-386-0091
gmarose@longacresquare.com / ksylvester@longacresquare.com

Exhibit 2